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WILSHIRE ENTERPRISES, INC.                           FOR IMMEDIATE RELEASE
REPORTS YEAR END EARNINGS                            AMEX: WOC


JERSEY CITY, NEW JERSEY, March 30, 2004 - Wilshire Enterprises, Inc. ("Wilshire" or the "Company") (AMEX: WOC) announced today its year-end results concurrent with the filing of its 2003 Annual Report on Form 10-K.

Revenues from continuing operations, income from continuing operations and net income from continuing operations were $12,137,000, $108,000 and $908,000, respectively, in 2003, as compared with $12,102,000, $1,489,000 and $6,000, respectively, in 2002. The Company earned $897,000 from discontinued real estate operations, net of tax, in 2003, as compared with $62,000 in 2002. The Company lost $3,178,000 after tax from discontinued oil and gas operations in 2003, as compared with earnings from such operations of $1,008,000 in 2002. Overall, Wilshire reported a net loss of $1,373,000, or $0.17 per diluted share in 2003, as compared with net income of $1,076,000, or $0.14 per diluted share in 2002.

Oil and gas operations are treated as discontinued operations as a result of the Company's determination in July 2003 to sell its oil and gas operations. As previously reported, Wilshire has entered into an agreement, subject to purchaser due diligence and other conditions, to sell its United States oil and gas operations for gross proceeds of $13.7 million. Wilshire also expects to enter into an agreement to sell its Canadian oil and gas operations in the near future although, at this time, the Company can not predict when and if the sale of its Canadian business will be completed.

Costs and expenses associated with continuing operations increased by $1.4 million reflecting increases in general and administrative expenses and other operating expenses, as well as an increase in non-cash depreciation and amortization expenses. These expenses, as well as a $150,000 increase in interest expense, were more than offset by a $1.9 million increase in gains on the sale of securities and $1.0 million in insurance proceeds received by the Company upon the death of its former senior consultant, Siggi B. Wilzig. The increase in interest expense in 2003 included a prepayment penalty of $469,0000 to secure the refinancing of most of the Company's real estate properties. During each of the next ten years, the Company anticipates that its annual interest expense related to its current debt should decrease by approximately $550,000 as a result of this refinancing.

Fourth quarter and full year results were negatively affected by a $4.4 million after tax non-cash charge. The charge reflects the difference between the carrying value of the Company's Canadian oil and gas assets and the estimated market value of these assets. This difference is attributable to the requirement that the Company base its estimate of market value on the results of the bidding process that the Company has pursued in connection with the proposed sale of its Canadian oil and gas assets, as well as historical changes in the currency exchange rate.

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Sherry Wilzig Izak, Chairman and Chief Executive Officer of the Company,
commented: "Non-cash charges - both our impairment charge related to oil and gas operations and our depreciation and amortization expenses - took a toll on operating results in 2003. In a year in which we were challenged to maintain real estate revenues at prior levels, the impact of non-cash charges that totaled almost $10 million pre-tax, and increases in other operating expenses offset positive steps we took to refinance our long-term debt and to re-position the Company as a real estate business.

"We remain committed to our program of exploring alternative means of maximizing shareholder value. We are pleased with the bids we have received for both the U.
S. and Canadian oil and gas business and believe that selling these businesses at this time is a significant and attractive opportunity. We expect that during the next 90 days we should be able to close the sale of our U. S. oil and gas assets, sign and close a transaction to sell our Canadian oil and gas assets and consummate the sale of eleven real estate properties in Jersey City. We expect these transactions to generate approximately $22.0 million in capital resources after taxes and the extinguishments of related debt. We expect that these capital resources will enable us to pursue increased value for our real estate business, through improvements of our existing properties as well as the potential acquisition of new income generating assets."

ABOUT WILSHIRE ENTERPRISES:

Wilshire is an American Stock Exchange listed corporation engaged in the acquisition, ownership and management of real estate properties in Arizona, Florida, Georgia, New Jersey and Texas and, in its discontinued operations, the exploration and development of oil and gas in the United States and Canada.

FORWARD-LOOKING STATEMENT:

The non-historical statements in this press release are "forward-looking statement" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the underlying assumptions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The Company's business and prospects are subject to a number of risks which could cause actual results to differ materially from those reflected in such forward-looking statements, including uncertainties inherent in any attempt to sell one or more portions of the Company at an acceptable price, volatility of oil and gas prices and the United States to Canada foreign exchange rate, the need to develop and replace reserves, risks involved in exploration and drilling, uncertainties about estimates of reserves, environmental risks relating to the Company's oil and gas and real estate properties, competition, the substantial capital expenditures required to fund the Company's oil and gas and real estate operations, market and economic changes in areas where the Company holds real estate properties, interest rate fluctuations, government regulation, and the ability of the Company to implement its business strategy. A discussion of these and other risks and uncertainties are disclosed in the Company's 2003 Form 10-K filed with the Securities and Exchange Commission.

Wilshire Enterprises, Inc. 921 Bergen Avenue, Jersey City, New Jersey 07306 Tel:
(201) 420-2796